Exhibit 10.5

FORM OF
DEFERRED SHARES AGREEMENT

This AGREEMENT (the “Agreement”) is made as of            , 200   (the “Date of Grant”) by and between GEORGIA GULF CORPORATION, a Delaware corporation (the “Company”), and            (the “Grantee”).

1.                 Grant of Deferred Shares.   Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s Amended and Restated 2002 Equity and Performance Incentive Plan (the “Plan”), the Company hereby grants to the Grantee as of the Date of Grant       Deferred Shares. Each Deferred Share shall represent the right to reserve one share of Common Stock.

2.                 Restrictions on Transfer of Deferred Shares.   The Deferred Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable in accordance with Section 3. Any purported transfer, encumbrance or other disposition of the Deferred Shares that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Deferred Shares.

3.                 Vesting of Deferred Shares.

a.                 The Deferred Shares specified in this Agreement shall become nonforfeitable on the one year anniversary of the Date of Grant if the Grantee shall have remained a member of the Board during that one (1) year period.

b.                Notwithstanding the provisions of Section 3(a), all of the Deferred Shares shall immediately become nonforfeitable in the event of a Change in Control.

4.                 Forfeiture of Deferred Shares.   Subject to Section 3(b), and except as the Compensation Committee may determine on a case-by-case basis, any Deferred Shares that have not theretofore become nonforfeitable shall be forfeited if the Grantee’s service as a non-employee Director is terminated prior to the first anniversary of the Date of Grant by the Board in accordance with the bylaws of the Company.

5.                 Payment of Deferred Shares.   Upon the Grantee’s retirement or other termination of service from the Board for any reason, shares of Common Stock underlying the Deferred Shares that have become nonforfeitable shall be transferred to the Grantee, except as otherwise provided in Section 7.

6.                 Dividend, Voting and Other Rights.   The Grantee shall have no rights of ownership in the Deferred Shares and shall have no right to vote them until the date on which the shares of Common Stock are transferred to the Grantee pursuant to Section 5 above and a stock certificate (or certificates) representing such shares of Common Stock are issued to the Grantee. From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Deferred Shares in accordance with Section 5 hereof or (b) the time when the Grantee’s right to receive the Deferred Shares is forfeited in accordance with Section 4 hereof, the Company shall pay to the Grantee, whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Deferred Shares.

7.                 Retention of Deferred Shares by the Company.   The shares of Common Stock underlying the Deferred Shares shall be released to the Grantee by the Company’s transfer agent (currently EquiServe) at the direction of the Company. At such time as the Deferred Shares become nonforfeitable as specified in this Agreement, the Company shall direct the transfer agent to forward all such nonforfeitable shares of Common Stock to the Grantee except in the event that the Grantee has notified the Company of his or her election to satisfy any tax obligations by surrender of a portion of such shares, the transfer agent will be directed to forward the remaining balance of shares after the amount necessary for such taxes has been deducted.

8.                 Compliance with Law.   The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Deferred Shares or shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

9.                 Relation to Other Benefits.   Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled.

10.          Amendments.   Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

11.          Severability.   In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

12.          Relation to Plan.   This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this grant.

13.          Successors and Assigns.   The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

14.          Governing Law.   The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

15.          Notices.   Any notice to the Company provided for herein shall be in writing to the Company, marked Attention:  Vice President-General Counsel and Secretary, and any notice to the Grantee shall be addressed to said Grantee at his or her address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

GEORGIA GULF CORPORATION

By:
Vice President

Grantee